UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

   Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934
                                 or
   Suspension of Duty to File Reports Under Sections 13 and 15(d)
                of the Securities Exchange Act of 1934.

                 Commission file number:   0-16024

                EASTPOINT MALL LIMITED PARTNERSHIP
      (Exact name of registrant as specified in its charter)

    3 World Financial Center, 29th Floor, New York, NY 10285-2900,
               (212) 526-3237, Attn: Andre Anderson
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Depository Units of Limited Partnership Interests
     (Title of each class of securities covered by this Form)

                               None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule   12g-4(a)(1)(i)  [X]         Rule   12h-3(b)(1)(i)     [X]
Rule   12g-4(a)(1)(ii)             Rule   12h-3(b)(1)(ii)
Rule   12g-4(a)(2)(i)              Rule   12h-3(b)(2)(i)
Rule   12g-4(a)(2)(ii)             Rule   12h-3(b)(2)(ii)
Rule   15d-6

Appropriate number of holders of record as of the certification
or notice date:   0     The General Partner of the Registrant  has
filed,  with  the Secretary of State of the State  of  Delaware,  a
Certificate of Cancellation of the Certificate of Limited Partnership of Eastpoint Mall Limited Partnership, effective as of June 30, 1998.

Pursuant to the requirements of the Securities Exchange Act of 1934, Eastpoint Mall Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Eastpoint Mall Limited Partnership

                              By: Eastern Avenue Inc.
                                  General Partner


Date:  June 30, 1998            /s/ Robert J. Hellman
                              Name: Robert J. Hellman
                              Title:President